Exhibit 99.1
ACES WIRED COMPLETES ACQUISITION
Board Members Appointed

Dallas, TX, October 10, 2006 - Aces Wired, Inc. (formerly, OEF Corporate Solutions, Inc.), announced today that it has completed a share exchange in which it acquired 100% of Goodtime Action Amusement Partners, L.P. (“Goodtime”), a Texas limited partnership. Pursuant to the terms of the exchange, Goodtime’s limited partners received an aggregate of 7,623,580 shares of common stock (or approximately 95%) of Aces Wired.

Goodtime is a gaming and recreation company that operates Ace Amusement Centers, entertainment venues where patrons play amusement games that utilize a proprietary player card system that rewards players with points redeemable for non-cash merchandise prizes at participating merchants. Goodtime currently operates approximately 150 Amusement-With-Prize game machines in five amusement centers throughout Texas. It also distributes games and related equipment to approximately 1,300 charity bingo licensees throughout Texas.

In connection with the share exchange, Aces Wired elected a new board of directors and appointed members of management. Aces Wired’s management team includes; Kenneth Griffith, Chief Executive Officer; Knowles Cornwell, Executive Vice President and Chief Operating Officer; and Christopher Domijan, Executive Vice President and Chief Financial Officer.

Gordon Graves, the new Chairman of the Board of Aces Wired, stated, “We are very pleased to have completed this transaction, and believe it positions us well to move forward with our growth strategies. The rapidly growing Amusement-With-Prize (AWP) market presents a very attractive opportunity as we look to leverage our proprietary stored value card system and expand the number of Ace Amusement Centers we operate in Texas. In addition, we are focused on complementary acquisition opportunities that could enhance our growth.”

The acquisition of Goodtime will be treated as a reverse acquisition for financial accounting purposes. Accordingly, the historical financial statements of Goodtime will be the historical financial statements of the Company in all future filings with the Securities and Exchange Commission.

Aces Wired’s Board of Directors includes the following individuals:

Gordon T. Graves. Mr. Graves is the Chairman of the Board and is the founder of the Company. Mr. Graves was formerly Chairman of the Board and Chief Executive Officer of Multimedia Games, Inc.

Kenneth R. Griffith. Mr. Griffith is our Chief Executive Officer. He is the founder of K&B Sales, Inc. dba Goodtime Action Games. Over the past 27 years he has grown K&B into the largest bingo distributor in Texas.

David E. Danovitch. Mr. Danovitch is a partner in the law firm Gersten Savage, LLP in New York City, where he specializes in corporate finance, securities, mergers and acquisitions, and broker-dealer regulatory and compliance.

Michael T. Gallagher. Mr. Gallagher is a board certified, personal injury trial lawyer and principal of The Gallagher Law Firm in Houston, Texas. Mr. Gallagher is a part owner of two licensed Texas racetracks. He was selected to Best Lawyers in America from 1984 to present.

Martin A. Keane.  Mr. Keane has served as the Vice President of Genetic Programming Inc., a genetic programming research company since 2000. From 2000-2004, Mr. Keane served as a member of the Board of Directors of Multimedia Games Inc., and he was Vice President of Bally Manufacturing Corp. from 1976 to 1986 and Corporate Director of Technology for the last eight of those years

William S. McCalmont.  Since August of 2003, Mr. McCalmont has served as the Executive Vice President and Chief Financial Officer of ACE Cash Express, Inc., Mr. McCalmont was the Chief Financial Officer of HQ Global Workplaces, Inc., and also served as Vice President and Treasurer of Harrah’s Entertainment, Inc.

John J. Schreiber.  Mr. Schreiber has worked as a gaming and security executive and consultant since 1986 when he retired as Deputy Assistant Director of the Criminal Investigative Division of the FBI. From 1994 to 1998, he served as the Senior Vice President for Governmental Affairs for Horseshoe Gaming, Inc. He previously had similar positions with Nevada Resort Association, Caesars World, Inc., and Stations Casinos, Inc.

James J. Woodcock.  Since 1981, Mr. Woodcock has been the owner and CEO of Hy-Bon Engineering Company, based in Midland, Texas. Mr. Woodcock is the Chairman of Board of Teton Energy Corporation where he has been a director since 2002.

Rexford A Yeisley.  Mr. Yeisley served as Chief Financial Officer of Grand Sierra Resort Corp. (Reno, NV) from January 2006 to July 2006. Mr. Yeisley previously served as Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary for the Isle of Capri Casinos, Inc (Biloxi, MS) from December 1995 to December 2005.

About Aces Wired, Inc.
Aces Wired is a gaming and recreation company that operates Ace Amusement Centers, entertainment venues where patrons play amusement games that utilize a proprietary player card system that rewards players with points redeemable for non-cash merchandise prizes at participating merchants. The Company currently operates approximately 150 Amusement-With-Prize game machines in five amusement centers throughout Texas. It also distributes games and related equipment to more than 50% of the approximately 1,300 charity bingo licensees throughout Texas.

Certain of the statements contained herein may be statements of future expectations and other forward-looking statements that are based on management's current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. In addition to statements which are forward-looking by reason of context, the words ‘may, will, should, expects, plans, intends, anticipates, believes, estimates, predicts, potential, or continue’ and similar expressions identify forward-looking statements.

Actual results, performance or events may differ materially from those in such statements due to, without limitation, general economic conditions, economic conditions within our industry and our markets, changes in interest rates, changes in laws and regulations or in their enforcement, the impact of acquisitions, and general competitive factors, in each case on a local, regional, or national basis. The matters discussed herein may also involve risks and uncertainties described from time to time in our filings with the U.S. Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained herein.

CONTACT:
Chris Domijan, Executive Vice President and Chief Financial Officer
972-234-5620
or
Don Duffy, Integrated Corporate Relations
203-682-8200